Exhibit 99.1

News from Xerox

For Immediate Release

Xerox Reports Third-Quarter 2009 Earnings of 14 Cents per Share

•	Operating cash flow of $610 million, $1.2 billion cash balance

•	39.8 percent gross margin

•	Revenue impacted by continued weakness in global economy

•	Increasing guidance for full-year earnings and operating cash

NORWALK, Conn., Oct. 22, 2009 – Xerox Corporation (NYSE: XRX) announced today third-quarter 2009 results that include earnings per share of 14 cents and $610 million in operating cash flow.

“Our third-quarter performance reflects our continued disciplined approach to managing cash and reducing costs,” said Ursula M. Burns, Xerox chief executive officer. “As a result, we exceeded our expectations for earnings and operating cash flow, and are benefiting from operational improvements that are mitigating the economic challenges.”

The company reported third-quarter total revenue of $3.7 billion, down 16 percent from third-quarter 2008 including a 2 point negative impact from currency. Post-sale and financing revenue was down 11 percent, or 9 percent in constant currency. Equipment sale revenue declined 29 percent, or 28 percent in constant currency.

“Just as we are closely managing costs, our customers are doing the same and we have not seen a meaningful shift towards increased spending on technology,” she added. “For many of our business clients – small to large – there remains a hesitancy to invest until more economic factors show signs of steady improvement. We expect this trend will continue to put pressure on revenue for the balance of the year.

“At the same time, we’re winning new business from clients who want to reduce their cost base through our industry-leading managed print services,” said Burns. “Scaling our services business has long been a strategic focus. The growth opportunity is significant, customers are demanding more service-related value, and the multi-year contracts provide profitable recurring revenue. These factors give us confidence in the strategic and financial rationale for acquiring Affiliated Computer Services. With this acquisition and the benefits of our existing annuity-based business, we’ll deliver significant revenue growth, cash and earnings expansion.”

Third-quarter operating cash flow was $610 million. Through the third quarter, the company has generated $1.2 billion in operating cash flow, and, as a result, has increased its expectation for the full year to $1.7 billion. Xerox ended the third quarter with a cash balance of $1.2 billion. Total debt was down $938 million through the first three quarters, and the company is on track to reduce total debt by more than $1 billion this year.

Gross margin was 39.8 percent in the third quarter, an increase of over half a point from the prior year. Third-quarter selling, administrative and general expenses were down year over year by $131 million and SAG as a percent of revenue was 27.4 percent.

Xerox expects fourth-quarter 2009 earnings per share in the range of 20 cents to 22 cents, excluding costs related to the acquisition of ACS. The company has increased its full-year earnings expectations to 55 cents to 57 cents per share, which excludes fourth-quarter ACS acquisition costs. Prior guidance for full-year 2009 was 50 cents to 55 cents per share.

-XXX-

Media Contact:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

carl.langsenkamp@xerox.com

This release discusses revenue growth using a measure noted as “Constant Currency” that excludes the effects of currency translation. Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures. In addition, fourth-quarter and full-year 2009 EPS has been provided without including fourth-quarter ACS acquisition related costs, which cannot be specifically quantified at this time.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; the risk that the future business operations of Affiliated Computer Services, Inc. (“ACS”) will not be successful; the risk that customer retention and revenue expansion goals for the ACS transaction will not be met; the risk that disruptions from the ACS transaction will harm relationships with customers, employees and suppliers; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 and our 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Xerox and ACS urge investors and security holders to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information. You may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Xerox and ACS, without charge, at the Securities and Exchange Commission’s (SEC) Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, when available, without charge, from Xerox’s website, http://www.xerox.com, under the heading “Investor Relations” and then under the heading “SEC Filings”. You may also obtain these documents, without charge, from ACS’s website, http://www.acs-inc.com, under the tab “Investor Relations” and then under the heading “SEC Filings”. Information regarding participants or persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction is contained in Xerox’s proxy statement for its most recent annual meeting and ACS’s proxy statement for its most recent annual meeting, both as filed with the SEC.

For more information on Xerox, visit http://www.xerox.com or http://www.xerox.com/news. For open commentary, industry perspectives and views from events visit http://twitter.com/xeroxcorp, http://twitter.com/xeroxevents, http://www.facebook.com/xeroxcorp, http://www.xerox.com/blogs, http://www.xerox.com/podcasts or http://www.xerox.com/thoughtleaders.

Xerox®, and the sphere of connectivity design are trademarks of Xerox Corporation in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)(1)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per-share data)	2009	2008	% Change	2009	2008	% Change
Revenues
Sales	$1,555	$2,047	(24)%	$4,651	$6,179	(25)%
Service, outsourcing and rentals	1,942	2,126	(9)%	5,773	6,446	(10)%
Finance income	178	197	(10)%	536	613	(13)%

Total Revenues	3,675	4,370	(16)%	10,960	13,238	(17)%

Costs and Expenses
Cost of sales	1,031	1,340	(23)%	3,100	4,059	(24)%
Cost of service, outsourcing and rentals	1,113	1,241	(10)%	3,313	3,747	(12)%
Equipment financing interest	67	75	(11)%	204	234	(13)%
Research, development and engineering expenses	209	228	(8)%	615	672	(8)%
Selling, administrative and general expenses	1,007	1,138	(12)%	3,024	3,432	(12)%
Restructuring and asset impairment charges	(2)	14	*	(5)	80	*
Other expenses, net	92	87	6%	276	1,022	(73)%

Total Costs and Expenses	3,517	4,123	(15)%	10,527	13,246	(21)%

Income (Loss) before Income Taxes & Equity Income(2)	158	247	(36)%	433	(8)	*
Income tax expense (benefit)	44	15	*	122	(172)	*
Equity in net income of unconsolidated affiliates	15	35	(57)%	14	92	(85)%

Net Income	129	267	(52)%	325	256	27%
Less: Net income attributable to noncontrolling interests	6	9	(33)%	20	27	(26)%

Net Income Attributable to Xerox	$123	$258	(52)%	$305	$229	33%

Basic Earnings per Share	$0.14	$0.30	(53)%	$0.35	$0.26	35%
Diluted Earnings per Share	$0.14	$0.29	(52)%	$0.35	$0.25	40%

*	Percent change not meaningful.
(1)	See “Accounting Changes” section for discussion of change in presentation of noncontrolling interests.
(2)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)(1)

(in millions, except share data in thousands)	September 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$1,159	$1,229
Accounts receivable, net	1,863	2,184
Billed portion of finance receivables, net	256	254
Finance receivables, net	2,386	2,461
Inventories	1,069	1,232
Other current assets	707	790

Total current assets	7,440	8,150
Finance receivables due after one year, net	4,381	4,563
Equipment on operating leases, net	550	594
Land, buildings and equipment, net	1,351	1,419
Investments in affiliates, at equity	1,051	1,080
Intangible assets, net	609	610
Goodwill	3,405	3,182
Deferred tax assets, long-term	1,673	1,692
Other long-term assets	1,293	1,157

Total Assets	$21,753	$22,447

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,149	$1,610
Accounts payable	1,292	1,446
Accrued compensation and benefits costs	616	625
Other current liabilities	1,373	1,769

Total current liabilities	4,430	5,450
Long-term debt	6,297	6,774
Liability to subsidiary trust issuing preferred securities	649	648
Pension and other benefit liabilities	1,870	1,747
Post-retirement medical benefits	873	896
Other long-term liabilities	603	574

Total Liabilities	14,722	16,089
Common stock	870	866
Additional paid-in-capital	2,463	2,447
Retained earnings	5,532	5,341
Accumulated other comprehensive loss	(1,967)	(2,416)

Xerox Shareholders’ Equity	6,898	6,238
Noncontrolling interests	133	120

Total Equity	7,031	6,358

Total Liabilities and Equity	$21,753	$22,447

Shares of common stock issued and outstanding	869,245	864,777

(1)	See “Accounting Changes” section for discussion of change in presentation of noncontrolling interests.

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2009	2008	2009	2008
Cash Flows from Operating Activities:
Net income	$129	$267	$325	$256
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	176	175	513	498
Provision for receivables	61	49	207	114
Provision for inventory	15	16	44	59
Net gain on sales of businesses and assets	(6)	—	(15)	(22)
Undistributed equity in net income of unconsolidated affiliates	(12)	(31)	(6)	(60)
Stock-based compensation	23	26	54	66
Provision for litigation, net	—	—	—	795
Payments for securities litigation, net	—	—	(28)	—
Restructuring and asset impairment charges	(2)	14	(5)	80
Payments for restructurings	(66)	(33)	(231)	(92)
Contributions to pension benefit plans	(38)	(205)	(97)	(271)
Decrease (increase) in accounts receivable and billed portion of finance receivables	5	(60)	310	(128)
Decrease (increase) in inventories	77	(10)	159	(175)
Increase in equipment on operating leases	(58)	(81)	(185)	(242)
Decrease in finance receivables	116	99	347	319
Decrease in other current and long-term assets	17	24	61	18
Increase (decrease) in accounts payable and accrued compensation	138	94	(135)	(49)
Increase (decrease) in other current and long-term liabilities	9	(85)	(129)	(132)
Net change in income tax assets and liabilities	26	(15)	60	(302)
Net change in derivative assets and liabilities	22	(1)	(46)	9
Other operating, net	(22)	17	38	13

Net cash provided by operating activities	610	260	1,241	754

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(21)	(43)	(69)	(142)
Proceeds from sales of land, buildings and equipment	7	1	16	37
Cost of additions to internal use software	(19)	(42)	(75)	(102)
Acquisitions, net of cash acquired	—	(11)	(145)	(153)
Net change in escrow and other restricted investments	1	(266)	(2)	(403)
Other investing, net	1	5	1	57

Net cash used in investing activities	(31)	(356)	(274)	(706)

Cash Flows from Financing Activities:
Net payments on secured financings	(10)	(45)	(50)	(192)
Net (payments) proceeds on other debt	(605)	329	(871)	900
Common stock dividends	(37)	(37)	(112)	(116)
Payments to acquire treasury stock, including fees	—	(92)	—	(804)
Repurchases related to stock-based compensation	—	—	(11)	(33)
Other financing, net	(2)	(2)	(10)	(6)

Net cash (used in) provided by financing activities	(654)	153	(1,054)	(251)

Effect of exchange rate changes on cash and cash equivalents	13	(27)	17	(23)

(Decrease) increase in cash and cash equivalents	(62)	30	(70)	(226)
Cash and cash equivalents at beginning of period	1,221	843	1,229	1,099

Cash and cash equivalents at end of period	$1,159	$873	$1,159	$873

Financial Review

Summary

Revenues

	Three Months Ended September 30,
(in millions)	2009	2008	Change
Equipment sales	$802	$1,125	(29)%
Post sale revenue(1)	2,873	3,245	(11)%

Total Revenue	$3,675	$4,370	(16)%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,555	$2,047
Less: Supplies, paper and other sales	(753)	(922)

Equipment Sales	$802	$1,125

Service, outsourcing and rentals	$1,942	$2,126
Add: Finance income	178	197
Add: Supplies, paper and other sales	753	922

Post Sale Revenue	$2,873	$3,245

Memo: Color(2)	$1,411	$1,636	(14)%

(1)

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

(2)	Color revenues represent a subset of total revenues and exclude GIS revenues.

Third quarter 2009 total revenues decreased 16% compared to the third quarter 2008. Worldwide economic weakness continues to negatively impact our major market segments, and currency had a 2-percentage point negative impact on total revenues in the quarter. Total revenues included the following:

•	11% decrease in post sale revenue, with a 2-percentage point negative impact from currency. The components of post sale revenue decreased as follows:

•

9% decrease in service, outsourcing and rentals revenue to $1,942 million, reflecting declines in technical service and outsourcing revenue primarily due to currency, which had a 3-percentage point negative impact, and a decline in pages. Total digital pages declined 6%, while color pages increased 7%.

•

Supplies, paper and other sales of $753 million decreased 18% year-over-year, with a 1-percentage point negative impact from currency. Declines were driven by lower channel supplies purchases, most notably within developing markets, and lower paper sales.

•

29% decrease in equipment sales revenue, with a 1-percentage point negative impact from currency. Overall declines in install activity were the primary driver along with price declines of 5% to 10% across Production and Office. Approximately two-thirds of the third quarter 2009 equipment sales were generated from products launched in the past 24 months.

•

14% decrease in color revenue[2], with a 3-percentage point negative impact from currency. Color revenue of $1,411 million comprised 42% of total revenue in the third quarter 2009[3], excluding GIS, and reflects:

•

6% decrease in color post sale revenue, including a 2-percentage point negative impact from currency. The decline was partially driven by lower channel color printer supplies purchases and lower page volume. Color represented 40% of post sale revenue in the third quarter 2009[3].

•

31% decrease in color equipment sales revenue, including a 2-percentage point negative impact from currency and lower installs driven by the impact of the economic environment. Color sales represented 51% of equipment sales in the third quarter 2009[3].

(3)

Total color, color post sale and color equipment sales revenues comprised 38%, 37% and 43% in 2009, respectively, if calculated on total, total post sale and total equipment sales revenues, including GIS. GIS is excluded from the color information presented, as the breakout of the information required to make this computation is not available.

Net Income

Third quarter 2009 net income attributable to Xerox of $123 million, or $0.14 per diluted share, included a charge of $9 million or $0.01 per diluted share for our share of Fuji Xerox’s after-tax restructuring and an $8 million after-tax ($9 million pre-tax) charge, or $0.01 per diluted share related to costs associated with the acquisition of Affiliated Computer Services, Inc. announced in September.

Third quarter 2008 net income of $258 million, or $0.29 per diluted share, included a benefit of $41 million, or $0.04 per diluted share, from the settlement of certain previously unrecognized tax benefits and an after-tax net restructuring charge of $9 million ($14 million pre-tax), or $0.01 per diluted share.

The calculations of basic and diluted earnings per share are included as Appendix I.

Operations Review

	Three Months Ended September 30,
(in millions)	Production	Office	Other	Total
2009
Equipment sales	$219	$545	$38	$802
Post sale revenue	873	1,525	475	2,873

Total Revenues	$1,092	$2,070	$513	$3,675

Segment Profit (Loss)	$59	$201	$(71)	$189

Operating Margin	5.4%	9.7%	(13.8)%	5.1%

2008
Equipment sales	$298	$766	$61	$1,125
Post sale revenue	974	1,680	591	3,245

Total Revenues	$1,272	$2,446	$652	$4,370

Segment Profit (Loss)	$83	$260	$(46)	$297

Operating Margin	6.5%	10.6%	(7.1)%	6.8%

Refer to Appendix II for the reconciliation of Segment Operating Profit to Pre-tax Income.

Note:

•	Install activity percentages include the Xerox-branded product shipments to GIS.

Production

Revenue

Third quarter 2009 Production revenue of $1,092 million decreased 14%, including a 3-percentage point negative impact from currency, reflecting:

•

10% decrease in post sale revenue with a 3-percentage point negative impact from currency, as declines were driven in part by lower black-and-white page volumes reflecting the continued weak economic environment.

•

27% decrease in equipment sales revenue with a 2-percentage point negative impact from currency. The decline in revenue across most product segments reflects lower installs driven by the continued weak economic environment.

•

32% decline in installs of production color systems, as entry production color declines driven in part by product launch timing are offset by increased installs for the Xerox 700 that was launched in 2008.

•	22% decline in installs of production black-and-white systems, reflecting declines in all product segments.

Operating Profit

Third quarter 2009 Production profit of $59 million decreased $24 million from third quarter 2008, due to lower gross profit flow-through from revenue declines partially offset by lower RD&E and SAG as a result of continued cost actions.

Office

Revenue

Third quarter 2009 Office revenue of $2,070 million decreased 15%, including a 1-percentage point negative impact from currency, reflecting:

•

9% decrease in post sale revenue, with a 2-percentage point negative impact from currency. Revenue declined across most product segments and reflects lower channel supplies purchases, including purchases within developing markets, which more than offset growth in GIS.

•

29% decrease in equipment sales revenue, with a 1-percentage point negative impact from currency. The decline in revenue across all product segments reflects lower installs driven by the continued weak economic environment.

•

31% decline in installs of color multifunction devices driven by lower overall demand, which more than offset the impact of new products including the partial launch of ColorQubeTM and the Office version of the Xerox 700 that was launched in 2008.

•

48% decline in installs of black-and-white copiers and multifunction devices, including an 88% decline in the low dollar value Segment 1 products (11-20 ppm), driven primarily by lower activity in developing markets and a 4% decrease in Segment 2-5 products (21-90 ppm). Segment 2-5 installs include the Xerox 4595, a 95 ppm device with an embedded controller.

•	41% decline in installs of color printers due to lower demand and lower sales to OEM partners.

Operating Profit

Third quarter 2009 Office profit of $201 million decreased $59 million from third quarter 2008, as revenue declines were partially offset by cost savings resulting in improved gross margin and lower RD&E and SAG.

Other

Revenue

Third quarter 2009 Other revenue of $513 million decreased 21%, including a 2-percentage point negative impact from currency, primarily driven by declines in revenue from paper, wide format and licensing arrangements. Paper comprised approximately half of the third quarter 2009 and 2008 Other segment revenue.

Operating Profit

Third quarter 2009 Other loss of $71 million increased $25 million from third quarter 2008, reflecting lower income from licensing arrangements, wide format and equity income.

Costs, Expenses and Other Income

Gross Margin

	Three Months Ended September 30,
	2009	2008	Change
Sales	33.7%	34.5%	(0.8	) pts
Service, outsourcing and rentals	42.7%	41.6%	1.1	pts
Financing income	62.4%	61.9%	0.5	pts
Total Gross Margin	39.8%	39.2%	0.6	pts

Third quarter 2009 total gross margin increased 0.6-percentage points compared to the third quarter 2008, driven by cost improvements enabled by restructuring and cost actions, as well as the revenue declines from lower margin channels which were only partially offset by the 0.8-percentage point unfavorable impact of transaction currency. Third quarter 2009 results included a benefit of 0.3-percentage points related to a favorable property tax adjustment in North America, and third quarter 2008 results included a benefit of 0.3-percentage points from a favorable adjustment related to European product disposal costs.

Sales gross margin decreased 0.8-percentage points compared to the third quarter 2008, as the 1.7-percentage point adverse impact of transaction currency on our inventory purchases and price declines impact of 1.9-percentage points were partially offset by the positive mix of revenues and cost improvements. Third quarter 2008 results included a favorable adjustment related to European product disposal costs.

Service, outsourcing and rentals margin increased 1.1-percentage points compared to the third quarter 2008 primarily due to restructuring savings and other cost actions as well as a favorable property tax adjustment in North America. These improvements more than offset approximately 0.7-percentage point impact of pricing declines.

Research, Development and Engineering Expenses (“RD&E”)

	Three Months Ended September 30,
	2009	2008	Change
RD&E % Revenue	5.7%	5.2%	0.5	pts

RD&E of $209 million in the third quarter 2009 was $19 million lower than the third quarter 2008, reflecting our restructuring and cost actions which consolidated the Production and Office development and engineering infrastructure. R&D of $175 million decreased $21 million, and sustaining engineering costs of $34 million increased $2 million from third quarter 2008.

We invest in technological research and development, particularly in color, software and services. We believe that our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended September 30,
	2009	2008	Change
SAG % Revenue	27.4%	26.0%	1.4	pts

SAG expenses of $1,007 million in the third quarter 2009 were $131 million lower than the third quarter 2008, including a $30 million benefit from currency. The SAG expense decrease reflected the following:

•	$91 million decrease in selling expenses, reflecting favorable currency, benefits from restructuring and cost actions including reductions in marketing spend and lower commissions.

•	$54 million decrease in general and administrative expenses, reflecting favorable currency and benefits from restructuring and cost actions.

•

$14 million increase in bad debt expenses to $59 million, reflecting an increase in write-offs in North America and Europe. 2009 third quarter bad debt expense as a percentage of revenue improved compared with the first and second quarters of 2009, and continues to remain less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the third quarter 2009, we recorded a net restructuring credit of $2 million. The net credit reflected $7 million of severance-related charges for new actions and $9 million of net reversals for changes in estimated reserves from prior year initiatives. During the third quarter 2008, we recorded restructuring charges of $14 million predominately in the U.S. related to headcount reductions of approximately 300.

The restructuring reserve balance as of September 30, 2009, for all programs was $116 million, of which approximately $103 million is expected to be spent over the next twelve months.

Worldwide Employment

Worldwide employment of 54,100 at September 30, 2009 decreased approximately 3,000 from year-end 2008 and 3,300 from third quarter 2008, primarily due to restructuring reductions partially offset by additional headcount related to GIS’s acquisition of ComDoc, Inc.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2009	2008
Non-financing interest expense	$64	$71
Interest income	(4)	(8)
Gains on sales of businesses and assets	(6)	—
Currency losses, net	5	9
Amortization of intangible assets	15	14
Litigation matters	1	—
Acquisition related costs	9	—
All other expenses, net	8	1

Total Other Expenses, Net	$92	$87

Non-Financing Interest Expense

Third quarter 2009 non-financing interest expense of $64 million was $7 million lower than third quarter 2008, driven by the benefit of lower interest rates that more than offset the impact of higher average debt balances.

Interest Income

Third quarter interest income of $4 million decreased $4 million, reflecting lower average cash balances and lower interest rates.

Gains on Sales of Businesses and Assets

The gains on sales of businesses and assets of $6 million for the third quarter 2009 relates to the sale of Latin American facilities.

Acquisition Related Costs

Consistent with the new accounting guidance with respect to business combinations, acquisition related costs of approximately $9 million were incurred and expensed during the third quarter 2009 in connection with our previously announced pending acquisition of Affiliated Computer Services, Inc.

All Other Expenses, Net

Third quarter 2009 all other expenses net increased $7 million from third quarter 2008 primarily driven by fees associated with the sale of receivables and an increase in interest expense on Brazil tax and labor contingencies.

Income Taxes

	Three Months Ended September 30,
(in millions)	2009	2008	Change
Income tax expense	$44	$15	$29
Effective tax rate	27.8%	6.1%	21.7	pts

The third quarter 2009 effective tax rate was 27.8%, which was lower than the U.S. statutory tax rate primarily due to the net tax benefits from the geographical mix of income before taxes and the related tax rates in those jurisdictions.

The third quarter 2008 effective tax rate was 6.1% and included a 17.3% benefit from the settlement of certain previously unrecognized tax benefits and the tax effect of the third quarter restructuring charges. Excluding these items, the third quarter 2008 adjusted effective tax rate was 23.4%4. These rates were lower than the U.S. statutory tax rate primarily reflecting the benefit to taxes from the geographical mix of income before taxes and the related tax rates in those jurisdictions and the utilization of foreign tax credits.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the geographical mix of income and the related tax rates in those jurisdictions, and available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.

We anticipate that our effective tax rate for the fourth quarter of 2009 will approximate 28%, excluding the effects of any future discrete events.

(4)	See the “Non-GAAP Financial Measures” section for an explanation of this non-GAAP financial measure.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $15 million decreased $20 million compared to third quarter 2008, which reflects our 25% share of Fuji Xerox’s lower net income which was impacted by the worldwide economic weakness. Third quarter 2009 included charges of $9 million related to our share of Fuji Xerox’s after-tax restructuring charges.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended September 30, 2009 and 2008:

	Three Months Ended September 30,
(in millions)	2009	2008	Change
Net cash provided by operating activities	$610	$260	$350
Net cash used in investing activities	(31)	(356)	325
Net cash (used in) provided by financing activities	(654)	153	(807)
Effect of exchange rate changes on cash and cash equivalents	13	(27)	40

(Decrease) increase in cash and cash equivalents	(62)	30	(92)
Cash and cash equivalents at beginning of period	1,221	843	378

Cash and cash equivalents at end of period	$1,159	$873	$286

Cash Flows from Operating Activities

Net cash provided by operating activities was $610 million in the third quarter 2009. The $350 million increase in cash from third quarter 2008 was primarily due to the following:

•	$167 million increase due to lower contributions to our defined pension benefit plans.

•	$87 million increase as a result of lower inventory levels, reflecting focused supply chain actions in light of lower sales volume.

•	$65 million increase from accounts receivables, reflecting lower revenue, improved collections and benefits from sales of accounts receivables.

•	$44 million increase due to higher accounts payable and accrued compensation primarily related to the timing of payments to suppliers.

•	$23 million increase due to lower placements of equipment on operating leases reflecting lower install activity.

•	$33 million decrease due to higher restructuring payments associated with previously reported actions.

Cash Flows from Investing Activities

Net cash used in investing activities was $31 million in the third quarter 2009. The $325 million increase in cash from third quarter 2008 was primarily due to the following:

•	$267 million increase due to lower escrow and other restricted investments. 2008 reflects the funding of the escrow account for the Carlson litigation settlement.

•	$45 million increase due to lower capital expenditures (including internal use software), reflecting focused management of our capital requirements.

•	$11 million increase due to the absence of acquisitions in 2009. 2008 included a business acquired by GIS.

Cash Flows from Financing Activities

Net cash used in financing activities was $654 million in the third quarter 2009. The $807 million decrease in cash from third quarter 2008 was primarily due to the following:

•

$934 million decrease due to net debt payments. Third quarter 2009 reflects the payments of $448 million for two Zero Coupon Notes, net payments of $150 million on the Credit Facility and $7 million on other debt. Third quarter 2008 reflects the issuance of a $250 million Zero Coupon Note, net proceeds of $198 million on the Credit Facility and payment of $119 million on other debt.

•	$92 million increase due to the absence of purchases under the Company’s share repurchase program.

•	$35 million increase primarily due to lower debt payments on secured financings.

Customer Financing Activities

The following represents our total finance assets associated with our lease and finance operations:

(in millions)	September 30, 2009	December 31, 2008
Total Finance receivables, net(1)	$7,023	$7,278
Equipment on operating leases, net	550	594

Total Finance Assets, net	$7,573	$7,872

The reduction of $299 million in Total finance assets, net includes favorable currency of $238 million.

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

The following summarizes our debt as of September 30, 2009 and December 31, 2008:

(in millions)	September 30, 2009	December 31, 2008
Principle debt balance	$7,283	$8,201
Net unamortized discount	(7)	(6)

SFAS No. 133 fair value adjustments	170	189

Total Debt	7,446	8,384

Less: current maturities and short-term debt	1,149	1,610

Total Long-Term Debt	$6,297	$6,774

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation, therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total Finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	September 30, 2009	December 31, 2008
Financing Debt(2)	$6,626	$6,888
Core Debt	820	1,496

Total Debt	$7,446	$8,384

(2)

Financing Debt includes $6,145 million and $6,368 million as of September 30, 2009 and December 31, 2008, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sale of Accounts Receivables

During the third quarter 2009, we sold $349 million of accounts receivables without recourse, as compared to $373 million in the second quarter 2009 and $146 million in the third quarter 2008. Fees associated with these sales were approximately $3 million, $3 million and $1 million, respectively. $335 million of receivables sold to date remained uncollected by the third party purchasers as of September 30, 2009. We do not have any current or future liability for these non-recourse sales.

Accounting Change

On January 1, 2009, we adopted SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”, (Accounting Standards CodificationTM Topic 810-10-65). This guidance requires that minority interests be renamed noncontrolling interests and be presented as a separate component of equity. In addition the Company must report a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.

Subsequent Events

In October 2009, we completed a successful syndication of a $3.0 billion interim Bridge Loan Facility with commitments from several banks that may be used in the event the ACS acquisition closes prior to obtaining permanent financing in the capital markets. The Bridge Loan Facility will mature on the first anniversary of the closing date of the ACS acquisition, subject to two extensions: 1) for up to $1.5 billion to the second anniversary of the closing date, and 2) for up to $750 million to the third anniversary of the closing date.

In connection with entering into the Bridge Loan Facility, we amended our $2 billion Credit Facility. The amendment extended the permitted leverage ratio of 4.25x through September 30, 2010, which will change to 4.00x through December 31, 2010, and to 3.75x thereafter. The amendment also included the following changes:

•

The definition of principal debt was changed such that prior to the closing of the ACS acquisition, it will be calculated net of cash proceeds from certain debt issuances associated with the pre-funding of the ACS acquisition.

•

A portion of the Credit Facility that had a maturity date of April 30, 2012, was extended to a maturity date of April 30, 2013, consistent with the remainder of the facility. Accordingly, after this amendment, approximately $1.6 billion, or approximately 80% of the Credit Facility, has a maturity date of April 30, 2013.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; the risk that the future business operations of Affiliated Computer Services, Inc. (“ACS”) will not be successful; the risk that customer retention and revenue expansion goals for the ACS transaction will not be met; the risk that disruptions from the ACS transaction will harm relationships with customers, employees and suppliers; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 and our 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2009 second quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Adjusted Effective Tax Rate

The effective tax rate for the third quarter 2008 is discussed in this release using a non-GAAP financial measure that excludes the benefit to taxes relating to the settlement of certain previously unrecognized tax benefits and the effect of charges associated with restructuring. Management believes that it is helpful to exclude these effects to better understand and analyze the current period’s effective tax rate given the discrete nature of these items in the period.

	Three Months Ended September 30, 2008
(in millions)	Pre-Tax Income	Income Taxes	Effective Tax Rate
As Reported	$247	$15	6.1%
Restructuring & Asset Impairment Charges	14	5
Tax Settlements	—	41

As Adjusted	$261	$61	23.4%

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data. Shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Basic Earnings per Share:

Net income attributable to Xerox	$123	$258	$305	$229

Weighted average common shares outstanding	871,304	870,849	869,544	891,032

Basic Earnings per Share	$0.14	$0.30	$0.35	$0.26

Diluted Earnings per Share:

Net income attributable to Xerox	$123	$258	$305	$229
Interest on Convertible Securities, net	—	—	—	—

Adjusted net income available to common shareholders	$123	$258	$305	$229

Weighted average common shares outstanding	871,304	870,849	869,544	891,032
Common shares issuable with respect to:
Stock options	708	4,631	425	5,179
Restricted stock and performance shares	8,769	9,410	5,188	6,192
Convertible securities	1,992	1,992	—	—

Adjusted weighted average common shares outstanding	882,773	886,882	875,157	902,403

Diluted Earnings per Share	$0.14	$0.29	$0.35	$0.25

The computation of diluted earnings per share for the three and nine months ended September 30, 2009 did not include the effects of approximately 35 million shares and 49 million shares, respectively, because to do so would have been anti-dilutive. Similarly, the 2008 computation did not include the effects of approximately 30 million shares and 22 million shares, respectively.

Dividends per Common Share	$0.0425	$0.0425	$0.1275	$0.1275

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended September 30,
(in millions)	2009	2008
Total Segment Operating Profit	$189	$297
Reconciling items:
Restructuring and asset impairment charges	2	(14)
Restructuring charges of Fuji Xerox	(9)	(2)
Litigation matters	—	—
Acquisition related costs	(9)	—
Equity in net income of unconsolidated affiliates	(15)	(35)
Other	—	1

Pre-Tax Income	$158	$247

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm) excluding 95 ppm with embedded controller; Color 41+ ppm excluding 50 ppm, 60 ppm and 70 ppm with embedded controller.

Office:	Monochrome up to 90 ppm as well as 95 ppm with embedded controller; Color up to 40 ppm as well as 50 ppm, 60 ppm and 70 ppm with embedded controller.

Other:

Xerox Supplies Business Group (predominantly paper), value-added services, Wide Format Systems, Xerox Technology Enterprises (XTE), royalty and licensing, GIS network integration solutions and electronic presentation systems, equity income and non-allocated corporate items.